Exhibit 99.1

ATHERSYS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2019

Clinical trial results in Acute Respiratory Distress Syndrome (ARDS) supported Fast Track designation by FDA and designation by the Biomedical Advanced Research and Development Authority (BARDA) as a
"Highly Relevant" program for COVID-19 and other pathogens

Management to host conference call at 4:30 PM EST today
CLEVELAND, Ohio, March 16, 2020 — Athersys, Inc. (NASDAQ: ATHX) announced today its fourth quarter 2019 and annual 2019 financial results and recent highlights.
“Throughout all of 2019, we made important progress in our key clinical programs in stroke and in other areas, as evidenced by the highly promising clinical results from our ARDS program. Those results led to the subsequent Fast Track designation from the FDA,” commented Dr. Gil Van Bokkelen, Chairman and Chief Executive Officer of Athersys. “The importance of this program has been reinforced by the recent COVID-19 outbreak, where many patients have subsequently become critically ill with ARDS, which a recent World Health Organization analysis has confirmed is the primary cause of death for these patients. This often fatal syndrome can be induced by a range of pathogens, including COVID-19, SARS, MERS and virulent influenza.
“Other than placing patients on a ventilator, there is no effective treatment for ARDS. In January, in the early stages of the COVID-19 outbreak, as part of the U.S. Government's COVID-19 CoronaWatch program, we were approached by BARDA in its leadership role focused on expediting diagnostics, vaccines, antivirals and therapeutic treatments for these patients. After undergoing multiple reviews, we are pleased to announce that MultiStem® was designated as a “Highly Relevant” therapeutic for COVID-19 by BARDA. We now are working to expedite the further advancement of the program, which has also shown relevance to certain other areas of interest for BARDA,” added Dr. Van Bokkelen.

Fourth Quarter 2019 and Recent Highlights:

•
Completed our exploratory clinical study of MultiStem cell therapy for ARDS and announced positive 28-day and one-year results; MultiStem treated patients reported consistent improvement in quality of life over the one-year evaluation period and showed marked improvements in key clinical metrics, including ICU-free days, ventilator-free days and reduced mortality compared to placebo, especially in patients with pneumonia-induced ARDS;

•
Advanced through Japanese partner, HEALIOS K.K. (Healios), its ARDS and ischemic stroke programs, with Healios expecting to finish enrollment of both its ONE-BRIDGE ARDS study and the TREASURE stroke study this year;

•	Athersys' ARDS program received Fast Track designation from the U.S. Food and Drug Association (FDA);

•	Healios ARDS program, using HLCM051 (as MultiStem cell therapy is designated in Japan), received orphan regenerative medicine designation from Japan's Ministry of Health, Labour and Welfare;

•	Appointed Mr. Ivor Macleod as our Chief Financial Officer to help plan and execute our financial strategy as we approach potential product commercialization and beyond;

•	Launched new clinical sites for our MASTERS-2 Phase 3 registration study for ischemic stroke from which we are observing good enrollment rates;

•	Actively engaged in partnering discussions with companies interested in MultiStem commercialization in Europe and other regions;

•	Recognized revenues of $0.3 million and net loss of $9.9 million, or $0.06 net loss per share, for the quarter ended December 31, 2019; and

•	Ended 2019 with $35.0 million in cash and cash equivalents.

Other 2019 and Recent Highlights:

•	Advanced preparations for planned Phase 2 trauma clinical study and a Phase 3 ARDS clinical study, following the success of our ARDS exploratory trial;

•	Hosted a successful investor day in New York City in May 2019 highlighting our capabilities and technologies, as well as progress made developing the MultiStem product platform;

•
Participated in several events throughout the year, including the American Thoracic Society International Conference in May 2019 and the International Society of Cell and Gene Therapy Conference in June 2019, among others, which included podium presentations and panel participation, further establishing the Company as a leader and significant contributor in the field of cell therapy;

•
Expanded our process development and manufacturing efforts, added diversification in our manufacturing networks and delivered all the investigational clinical product to Healios to finish the ONE-BRIDGE and TREASURE studies;

•	Added to our talent pool increasing our employee base by 17% in 2019; and

•
Entered into a new equity facility during the fourth quarter of 2019 as a follow-on to the existing facility, giving us the ability to sell up to $100 million of our common stock over a three-year period, providing access to capital to support operations.

“We remain highly focused on achieving our core goals and are making excellent progress. Our near-term priorities are to finalize and implement an alliance with BARDA, establish a high value collaboration around our critical care programs, and continue to advance our clinical programs, while we add additional talent and leadership to the organization and expand our capabilities,” concluded Dr. Van Bokkelen.

Fourth Quarter 2019 Financial Results
Revenues decreased to $0.3 million for the three months ended December 31, 2019 compared to $1.5 million for the three months ended December 31, 2018. Our collaboration revenues are primarily derived from our Healios arrangement and declined in the fourth quarter of 2019 as certain services, such as clinical product supply, were concluded. We expect our collaboration revenues to vary over time as we contract with Healios to perform manufacturing services and as we potentially enter into new collaborations.
Research and development expenses decreased to $7.6 million for the three months ended December 31, 2019 from $10.2 million for the comparable period in 2018. The $2.6 million decrease is primarily associated with the conclusion of the manufacturing campaign for Healios' clinical trials and the reduction in technology transfer activities associated with planned Japan manufacturing for Healios, as well as the timing of reagent purchases used for our internal process development activities.
General and administrative expenses decreased to $2.4 million for the three months ended December 31, 2019 from $2.8 million in the comparable period in 2018. The $0.4 million decrease in the fourth quarter of 2019 was due primarily to lower professional service fees and lower personnel costs associated with no bonus accrual for the Company's leadership.
Net loss for the fourth quarter was $9.9 million in 2019 compared to a net loss of $11.3 million in the fourth quarter of 2018. The difference of $1.4 million reflects the above variances, as well as a decrease of $0.4 million in other income items.
Full Year 2019 Financial Results
Revenues decreased to $5.6 million for the year ended December 31, 2019 from $24.3 million in 2018. Our contract revenues from our collaboration with Healios decreased $16.8 million year over year, reflecting the expansion of our collaboration in June 2018 to include additional licensed indications, and the decline in certain Healios-funded services in 2019. Included in our 2018 revenues were royalties and other contract revenues of $1.5 million primarily related to our collaboration with RTI Surgical, Inc., which has since ceased distribution of its bone graft product that utilized our technology.
Research and development expenses increased to $39.0 million for the year ended December 31, 2019 from $38.7 million for the year ended December 31, 2018. The increase in research and development expenses year-over-year of $0.3 million related primarily to increases in personnel costs of $1.5 million, including stock-based compensation, consulting costs of $0.6 million, and other costs of $0.1 million. These increases were partially offset by decreases in clinical trial and manufacturing process development costs of $1.1 million and license fees of $0.8 million. We expect our research and development expenses to increase in 2020 primarily related to our clinical development and manufacturing process development activities.

General and administrative expenses increased to $11.4 million in 2019 from $10.4 million in 2018. The $1.0 million increase was due primarily to increases in legal and professional services, other outside services and stock compensation expense. We expect our general and administrative expenses to increase in 2020 primarily related to personnel costs.
Net loss was $44.6 million in 2019 compared to a net loss of $24.3 million in 2018. The difference of $20.3 million reflects the above variances, as well as an increase of $0.3 million in other net expenses.
In the twelve months ended December 31, 2019, net cash used in operating activities was $35.3 million compared to $13.4 million in the twelve months ended December 31, 2018. The difference is primarily associated with license fees paid by Healios in 2018 in connection with the collaboration expansion, combined with overall increases in cash usage to fund our clinical development activity in 2019.
At December 31, 2019, we had $35.0 million in cash and cash equivalents, compared to $51.1 million at December 31, 2018.

Conference Call
Members of the management team will host a conference call today to review the results as follows:

Date	March 16, 2020
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	(877) 396-3286
Telephone access: International	(647) 689-5528
Encore Password (needed for the replay only)	9937937
Live webcast	www.athersys.com, under the Investors section

We encourage shareholders to listen using the webcast link, and to use the phone line if you intend to ask a question. A replay will be available on the webcast link at www.athersys.com under the investors section approximately three hours after the call has ended. Shareholders may also call in for on-demand listening shortly after the completion of the call until 11:59 PM Eastern Time on March 21, 2020 by dialing (800) 585-8367 or (416) 621-4642 and entering the conference code 9937937.
The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived "off-the-shelf" stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance the MultiStem cell therapy toward commercialization. More information is available at www.athersys.com. Follow Athersys on Twitter at www.twitter.com/athersys.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to successfully finalize and implement an alliance with BARDA and the terms of any such alliance, our ability to raise capital to fund our operations; the timing and nature of results from our MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial and Healios’ TREASURE and ONE-BRIDGE clinical trials in Japan; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the possibility of delays, work stoppages or interruptions in manufacturing by third parties to us, such as due to material supply constraints, contaminations, or regulatory issues, which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for the treatment of stroke, acute respiratory distress syndrome, acute myocardial infarction and trauma, and the prevention of graft-versus-host disease and other disease indications; changes in external market factors; changes in our industry's overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs, including, without limitation, in North America, Europe and Japan; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
William (B.J.) Lehmann
President and Chief Operating Officer
Tel: (216) 431-9900
bjlehmann@athersys.com
Karen Hunady
Director of Corporate Communications & Investor Relations
Tel: (216) 431-9900
khunady@athersys.com
David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$35,041	$51,059
Accounts receivable	17	262
Accounts receivable from Healios, billed and unbilled	945	4,728
Prepaid expenses, deposits and other	2,781	2,679
Equipment, net	2,882	3,002
Total assets	$41,666	$61,730
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other	$11,924	$12,801
Accounts payable to Healios	1,068	—
Deposit from Healios	—	2,000
Deferred revenue	65	674
Advance from Healios	5,338	3,139
Total stockholders' equity	23,271	43,116
Total liabilities and stockholders’ equity	$41,666	$61,730

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues
Contract revenue from Healios	$251	$1,267	$5,517	$22,276
Royalty and other contract revenue	—	158	—	1,461
Grant revenue	36	89	116	554
Total revenues	287	1,514	5,633	24,291
Costs and expenses
Research and development	7,634	10,167	39,045	38,656
General and administrative	2,448	2,846	11,378	10,442
Depreciation	190	283	698	855
Total costs and expenses	10,272	13,296	51,121	49,953
Gain from insurance proceeds, net	—	234	—	617
Loss from operations	(9,985)	(11,548)	(45,488)	(25,045)
Other income, net	62	227	906	762
Net loss and comprehensive loss	$(9,923)	$(11,321)	$(44,582)	$(24,283)
Net loss per common share — basic and diluted	$(0.06)	$(0.08)	$(0.29)	$(0.18)
Weighted average shares outstanding — basic and diluted	157,421	142,315	151,696	136,641